BROCKER TECHNOLOGY GROUP LTD

                              FINANCIAL STATEMENTS

                    FOR THE THREE MONTHS ENDED JUNE 30, 2000

BROCKER TECHNOLOGY GROUP LTD

CONSOLIDATED BALANCE SHEETS

AS AT JUNE 30, 2000 AND 1999

                                                          2000             1999
                                                             $                $
ASSETS

Current Assets
Cash                                                 3,668,472          129,160
Accounts receivable                                 22,398,858       28,923,319
Other receivables                                    1,597,105        1,277,619
Inventories                                         15,818,709       15,860,523
Prepaid expenses and deposits                           69,874          924,449
Income taxes recoverable                               681,163          332,249
Future tax asset                                     1,039,057          310,270

                                                   -----------      -----------
                                                    45,273,238       47,757,589

Deferred Development Costs                           1,597,504        1,322,410

Capital Assets                                       5,100,881        5,230,026

Investment in Associated Company                       849,894          655,730

Other Investments                                      207,210               --

Goodwill                                             1,676,896        1,797,700

                                                   -----------      -----------
                                                    54,705,623       56,763,455
                                                   ===========      ===========

LIABILITIES

Current Liabilities
Accounts payable                                    19,332,341       42,877,778
Accrued liabilities                                  2,291,477        4,776,391
Taxation Payable                                       419,401               --
Financing Facility                                  10,735,236               --
Current portion of long-term debt                      191,116          198,061

                                                   -----------      -----------
                                                    32,969,571       47,852,230

Long-Term Debt                                       1,742,954        2,240,937
Future Tax Liability                                    54,805               --

                                                   -----------      -----------
                                                    34,767,330       50,093,167

SHAREHOLDERS' EQUITY

Share Capital                                       21,762,070        5,761,721
Foreign Currency Translation Reserve                (2,302,984)        (833,042)
Retained Earnings                                      479,207        1,741,609

                                                   -----------      -----------
                                                    19,938,293        6,670,288

                                                   -----------      -----------
                                                    54,705,623       56,763,455
                                                   ===========      ===========


Signed on behalf of the Board


--------------------------------                --------------------------------
Director                                        Director

BROCKER TECHNOLOGY GROUP LTD

CONSOLIDATED STATEMENT OF EARNINGS

FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999


                                                            2000            1999
                                                               $               $


Revenue                                               28,525,498      36,320,354

Cost of Goods Sold                                    25,190,771      31,747,893

                                                     -----------     -----------
Gross Margin                                           3,334,727       4,572,461

Operating Expenses
Depreciation and amortisation                            373,077         365,218
Net interest expense                                     123,465         277,847
Salaries and commissions                               2,019,947       2,018,039
Other operating expenses                               1,724,137       1,764,386

                                                     -----------     -----------
Total operating expenses                               4,240,626       4,425,490

                                                     -----------     -----------
Operating Income                                        (905,899)        146,971

Equity accounted losses of associated company             13,995          21,655

                                                     -----------     -----------
Income before Income Tax Provision                      (919,894)        125,316

Income Tax Provision                                    (274,140)         90,439

                                                     -----------     -----------
Net Earnings for the period                             (645,754)         34,877
                                                     ===========     ===========


Earnings Per Common Share                                  (0.04)           0.00
                                                     ===========     ===========

BROCKER TECHNOLOGY GROUP LTD

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999


                                                            2000            1999
                                                               $               $


Retained Earnings, Beginning of the period             1,124,961       1,706,732

Net Earnings for the period                             (645,754)         34,877

Discount on redemption of preferred shares                    --

Preferred dividends paid                                      --

                                                      ----------      ----------
Retained Earnings, End of the period                     479,207       1,741,609
                                                      ==========      ==========


BROCKER TECHNOLOGY GROUP LTD

MOVEMENTS IN FOREIGN CURRENCY TRANSLATION RESERVE

FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999


                                                            2000            1999
                                                               $               $

Beginning of the period                               (1,745,415)      (799,084)

Difference arising on the translation of
 foreign operations                                     (557,569)       (33,958)

                                                      ----------     ----------
End of the period                                     (2,302,984)      (833,042)
                                                      ==========     ==========

BROCKER TECHNOLOGY GROUP LTD

CONSOLIDATED CASH FLOW STATEMENTS

FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999


                                                             2000          1999
                                                                $             $

Cash flows from operating activities

Receipts from customers                                24,563,644    30,291,817
Payments to suppliers and employees                   (28,526,793)  (29,479,531)
Interest paid                                            (123,465)     (277,847)
Taxation refunded                                          16,464      (194,700)

                                                      -----------   -----------
Cash flows from operating activities                   (4,070,150)      339,739

Cash flows from investing activities

Proceeds from the sale of Fixed Assets                     14,773            --

Purchase of capital assets                               (288,958)      (53,342)
Investment in associated company                          (58,461)      (84,315)
Other Investments                                        (207,210)           --

                                                      -----------   -----------
Cash flows from investing activities                     (539,856)     (137,657)

Cash flows from financing activities

Repayment of mortgage principle                           (72,982)      (18,531)

                                                      -----------   -----------
Cash flows from financing activities                      (72,982)      (18,531)


                                                      -----------   -----------
Net Increase in cash equivalents                       (4,682,988)      183,551


Cash at the beginning of the year                       8,637,357       (55,433)

translation of cash equivalents to reporting currency    (285,897)        1,042

                                                      -----------   -----------
Cash at the End of the period                           3,668,472       129,160
                                                      ===========   ===========

     BROCKER TECHNOLOGY GROUP LTD

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999


1    BASIS OF PRESENTATION

a)   General

     Brocker Technology Group Ltd, ( "the Company" ), was incorporated under the Business Corporation Act (Alberta) on November 25, 1993, and obtained its listing on the Alberta Stock Exchange on April 14, 1994.

     On February 28, 1998 the Company transferred its listing to the Toronto Stock Exchange.

     These financial statements have been prepared in accordance with the generally accepted accounting principles of Canada.

b)   Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2    SIGNIFICANT ACCOUNTING POLICIES

a)   Principles of Consolidation

     The consolidated financial statements include the financial statements of the Company and all of its subsidiary companies since the dates of their acquisition. Its wholly owned subsidiaries, all of which are consolidated using the purchase method, are as follows:

     Brocker Technology Group (NZ) Limited
     Brocker Investments (Australia) Pty Limited
     Brocker Financial Limited
     Easy PC Computer Rentals Limited
     Image Craft Australia Pty Limited
     Industrial Communications Service Limited
     Powercall Technologies Limited
     Pritech Australia Pty Limited
     Pritech Corporation Limited
     Sealcorp Australia Pty Limited
     Sealcorp Computer Products Limited
     Sealcorp Telecommunications Group Limited
     1World Systems Limited
     Tech Support Limited

     At  March  31,2000  the  operations  of  Image  Craft  Limited,   Northmark
     Technologies Limited, and Photo Magic Limited were amalgamated with Brocker Technology Group (NZ) limited.

     During  the  1998  Brocker   Technology  Group  Ltd  took  a  20%  founding
     shareholding in Highway Technologies Limited. This investment has been recorded using the equity method.

b)   Goodwill

     The excess of cost over the fair value of identifiable net assets of subsidiaries acquired is recorded as goodwill and is amortised on a straight-line basis over its estimated useful life, considered to be three to ten years. On an ongoing basis, management reviews the valuation and amortisation of goodwill taking into consideration any events and circumstances which might have impaired the fair value.

     Where an acquisition price is contingent on a future event or events, no goodwill is recognised until the final acquisition price can be reasonably determined.

     BROCKER TECHNOLOGY GROUP LTD

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999


2    SIGNIFICANT ACCOUNTING POLICIES (Continued)

c)   Foreign Currency

     Foreign currency transactions are recorded at the exchange rates in effect at the date of settlement. Monetary assets and liabilities arising from trading are translated at closing rates. Gains and losses due to currency fluctuations on these items are included in the statement of earnings.

     The financial statements of foreign operations are translated to Canadian dollars using weighted average exchange rates for the period for items included in the statement of earnings, period end rates for assets and liabilities included in the balance sheet and historical rates for equity transactions. The cumulative translation adjustment represents the deferred foreign exchange gain or loss on the translation of the financial statements.

d)   Inventories

     Inventories principally comprise finished goods and are carried at the lower of cost and net realisable value. Cost is determined on a weighted average or first in first out basis.

e)   Capital Assets

     Capital assets are recorded at cost. Depreciation is calculated on a declining balance basis (except for leasehold improvements where a straight line basis is used) using the following rates:

     Land                                                           0%
     Buildings                                                      2%
     Office equipment                                              20%
     Vehicles                                               20 and 26%
     Furniture and fixtures                                        20%
     Computer hardware                                       20 to 30%
     Computer software                                        30 - 40%
     Plant and Equipment                                      20 - 26%
     Leasehold improvements                               1 to 4 years
     Computer hardware held for rental                    2 to 3 years

f)   Revenue recognition

     The Company earns substantially all of its revenue for the sale and delivery of products to its customers. Revenue is recorded when the products are shipped to customers.

g)   Research and development expenditures

     Research costs, other than capital expenditures, are expensed as incurred. Development costs are expensed as incurred unless they meet the criteria under generally accepted accounting principles for deferral and amortisation. Deferred development costs are amortised over the life of the developed product, currently a maximum of three years.

h)   Future Income Taxes

     Income taxes are accounted for under the asset and liability method. Under this method, future tax assets and liabilities are recognised for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognised in income in the period that substantive enactment or enactment occurs.

     BROCKER TECHNOLOGY GROUP LTD

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999


2    SIGNIFICANT ACCOUNTING POLICIES (Continued)

i)   Earnings Per share

     Earnings per share have been calculated based on the weighted average number of common shares outstanding. The fully diluted earnings per share have been calculated on the assumptioin that all vested options have been exercised.

     In both cases, common shares to be issued, or held in escrow, in respect of the settlement of earn-out consideration in relation to acquisitions are only taken into account in the calculation of earnings per share once the number of shares can be reasonably determined.

j)   Stock Options

     The company has a stock option plan. When stock options are issued, the value of the option is not determined or recorded. Any consideration received on the exercise of the stock option is credited to share capital.

k)   Cash and cash Equivalents

     Cash and cash equivalents consist of cash on hand and balances with banks, and investments in money market instruments. Cash and cash equivalents included in the cash flow statement are comprised solely of balances with banks.

3    ACQUISITIONS

     During the period the company invested $207,210 (NZ$300,000) in Communica Limited. Communica Limited is involved in the provision of Toll and Cellular Services to its customers. This investment is secured by way of a charge over the assets of Communica Limited.

4    CAPITAL ASSETS

     During the 1998 Brocker Investments (NZ) Limited have acquired new premises in Auckland, New Zealand. The $2.350M purchase price of this property has been settled by way of mortgage finance of $2,103,000

5    DEFERRED DEVELOPMENT COSTS

     As at June 30, 2000 development costs of $1,597,504 have been capitalised. These costs principally relate to the development of software applications.

6    INVESTMENT IN ASSOCIATED COMPANY

     During 1998 Brocker Investments (NZ) Limited took a 20% founding shareholding in Highway Technologies Limited. This Company has developed new technology capable of providing transport and highway management, operation and funding solutions.

     In addition to the investment, Brocker Technolgy Group (NZ) Limited has entered an agreement to loan Highway Technologies Limited funds during the Company's establishment phase up to a maximum of NZ$1,036,050. Interest is payable on these funds at 30% per annum. As at June 30, 2000 amounts advanced to Highway Technologies Limited amounted to NZ$1,099,436

     BROCKER TECHNOLOGY GROUP LTD

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999


7    INDEBTEDNESS

(a)  The components of indebtedness are follows

     Mortgage finance liability                                  1,845,705

     Less current portion                                         (166,897)
                                                                ----------
                                                                 1,678,808

     Capital lease obligations payable in New Zealand
     dollars, with interest rates ranging from 6.6% to
     14.5% per annum, collateralised by related assets,
     payable over 1 to 3 years.                                     40,016

     Less current portion                                          (24,219)

                                                                ----------
                                                                    15,797

     An unsecured term liability repayable in NZ$                   48,349

                                                                ----------
                                                                 1,742,954
                                                                ==========

(b)

     During the year ended March 31, 2000 Sealcorp Computer Products Limited, Sealcorp Telecommunications Group Limited and Selacorp Australia Pty Limited (all subsidiaries of the company) have successfully renegotiated their financing arrangements. A new $20 million financing facility, secured by a registered first debenture on the assets and undertakings of these companies, replaces the previous facility of similar terms, which was terminated during the period. The current interest rate on this facility is 7.15%.

8    SHARE CAPITAL

     Authorised

     Unlimited number of common shares
     Unlimited number of Preferred Shares
     10,000,000 Series A Preferred Shares 6 1/2% cumulative

     Issued and outstanding                         2000              1999
                                                       $                 $

     Common shares                             7,580,710         3,353,490
     Series A Preferred                               --         2,450,000
     Warrants                                 16,110,000                --
     Shares to be issued                         207,411           (41,769)
     Less:  Share issue costs                 (2,136,051)               --
                                             -----------       -----------
                                              21,762,070         5,761,721

     As at June 30, 2000 1,015,421 shares are being held in escrow pursuant to Escrow Agreements which provide for the release of such shares on a performance basis.

     BROCKER TECHNOLOGY GROUP LTD

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999


     Earnings Per Common Share

     Earnings per share has been calculated on the basis of the weighted average number of common shares outstanding for the period.

                                                       2000            1999

     Weigthed average number of  shares          18,178,624      11,469,101

     Net Profit after tax                          (645,755)         34,877
                                                -----------     -----------
     Basic Earnings per share                   ($     0.04)    $      0.00
                                                ===========     ===========

     For the current quarter and previous financial year the effect on earnings per share of the exercise of outstanding options and conversion of prefered shares, for the calculation of fully diluted earnings per share, is anti-dilutive.

9    SEGMENTAL OPERATIONS

     The group operates in two geographical segments, New Zealand and Australia. The Canadian opertaions shown relate to administrative items only.

     The reporting of business segments is consistent with those reported in the prior year, including Vendor Services and Application Hosting which have been renamed to better reflect the opertaions of the segments.

     2000 ($)                                               Canada         New Zealand           Australia              Total
     Sales                                                      --          22,253,064           6,272,434          28,525,498
     Net Profit /(loss)                                         --            (633,089)            (12,655)           (645,744)
     Depreciation & amortisation                                --             331,316              41,761             373,077
     Net Interest Expense                                  (43,346)             95,286              71,525             123,465
     Identifiable Assets                                10,242,927          35,551,960           8,910,736          54,705,623
     Capital Asset Expenditure                                  --             288,958                  --             288,958

     The Group principally operates in four industry segments, being divisons by which the Group is managed, as follows:

     * Distribution and sale of computer and telecommunicatioins hardware and software ("Vendor Services")

     * The hosting of client hardware and software services including technical support and services for the Technology Industry ("Application Hosting")

     * Software application design and development ("Application Development")

     * Provision of professional consulting services ("Professional Services")

     The   Corporate   Services   operation   shown   relates  to  the   Group's
     administrative functions in New Zealand, Australia, and Canada.

                                            Vendor      Application    Application   Professional     Corporate
     2000 ($)                              Services       Hosting      Development     Services        Services         Total
     Sales                               27,029,133         40,797        259,854      1,195,714             --     28,525,498
     Intersegment Revenue                    52,118         (1,182)          (177)       (50,759)            --              0
     Net Profit /(loss)                    (105,769)       (51,823)      (565,280)       (73,260)       150,378       (645,754)
     Depreciation & amortisation             57,847             --         51,554         98,223        165,453        373,077
     Net Interest Expense                   183,000             --         66,521         33,376       (159,432)       123,465
     Identifiable Assets                 25,356,899         18,455      1,179,889      1,346,852     26,803,528     54,705,623
     Capital Asset Expenditure                1,120             --         39,315             --        248,523        288,958